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                                                                     Exhibit 2.1

                              ARTICLES OF MERGER

                                      OF

                           CLEAN TOWEL SERVICE, INC.

                                     INTO

                     COYNE INTERNATIONAL ENTERPRISES CORP.

To the Secretary of State
State of Georgia

     Pursuant to the provisions of the Georgia Business Corporation Code governing the merger of a domestic wholly-owned subsidiary business corporation into its foreign parent business corporation, the foreign parent business corporation hereinafter named does hereby adopt the following Articles of Merger.

     FIRST:     The name of the subsidiary corporation, which is a business
     -----
corporation organized under the laws of the State of Georgia, is Clean Towel Service, Inc.

     SECOND:   The name of the parent corporation, which is a business
     ------
corporation organized under the laws of the State of New York, is Coyne International Enterprises Corp.

     THIRD:    The number of outstanding shares of Clean Towel Services, Inc. is
     -----
4000, all of which are of one class, and all of which are owned by Coyne International Enterprises Corp.

     FOURTH:   Attached hereto is the plan of Merger for merging Clean Towel
     ------
Service, Inc. into Coyne International Enterprises Corp. as approved by resolution of the Board of Directors of Coyne International Enterprises Corp.


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     FIFTH:  Coyne International Enterprises Corp., in its capacity as the
     -----
holder of all of the outstanding shares of Clean Towel Service, Inc., waived the mailing of a copy of the Plan of Merger to Coyne International Enterprises Corp. otherwise provided for under the provisions of Section 14-2-1104 of the Georgia Business Corporation Code.

     SIXTH:  The laws of the jurisdiction of organization of Coyne
     -----
International Enterprises Corp. permit a merger of a wholly-owned subsidiary business corporation of another jurisdiction into a parent business corporation of the jurisdiction of organization of Coyne International Enterprises Corp., and the merger of Clean Towel Service, Inc. into Coyne International Enterprises Corp, is in compliance with the laws of the jurisdiction of organization of Coyne International Enterprises Corp.

     SEVENTH:  Shareholder approval was not required.
     -------

     EIGHTH:   This Article constitutes an undertaking by the corporation that
     -----
the request for publication of a notice of filing these Articles of Merger and payment therefor will be made as required by subsection (b) of Section 14-2-1105.1 of the Georgia Business Corporation Code.


Executed on this 22/nd/ day of October, 1998.


                              COYNE INTERNATIONAL ENTERPRISES CORP.

                                     /s/ Alexandra Pobedinsky
                              BY:   ------------------------------
                                    Alexander Pobedinsky, Secretary



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